Exhibit 99.1

Report of Ernst & Young LLP on Eaton Profit Forecast

Ernst & Young LLP 8484 Westpark Drive McLean, VA 22102 Tel: +1 (703) 747-1000 www.ey.com

The Directors	23 July 2012
Eaton Corporation
Eaton Center
Cleveland, Ohio 44114-2584
USA

Citigroup Global Markets Limited
Citigroup Centre
Canada Square
Canary Wharf
London
E14 5LB

Morgan Stanley & Co. Limited
25 Cabot Square
London
E14 4QA

Dear Sirs

We refer to the profit forecast comprising the statements made by Eaton Corporation (the “Company”) in respect of the operating earnings per share and net income per share, for the year ending December 31, 2012 (the “Profit Forecast”) set out in the Company’s Q2 earnings announcement dated 23 July 2012. The bases and assumptions upon which the Profit Forecast is based are set out in the appendix hereto. This report is required by Rule 28.3(a) of the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) (the “Rules”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company (“the Directors”) to prepare the Profit Forecast in accordance with the requirements of the Rules.

It is our responsibility to form an opinion as required by the Rules as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility that we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with, this report.

Basis of preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated within the Report and is based on the unaudited interim financial results for the six months ended 30 June 2012, the unaudited management accounts for the six months ended 30 June 2012 and a forecast to 31 December 2012. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based (the “Assumptions”) are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the Assumptions, which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material Assumption appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the Assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, the Profit Forecast has been properly compiled on the basis of the Assumptions as set within the Report and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully,

Ernst & Young LLP